Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statement (333-220670) on Form S-4 of Select Bancorp, Inc., of our report dated March 27, 2017, relating to the consolidated financial statements of Premara Financial, Inc. as of and for the years ended December 31, 2016 and 2015, appearing in this Current Report on Form 8-K.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
December 21, 2017